Exhibit 21.1

CEVA, INC.

Subsidiaries
The following are the subsidiaries of CEVA, Inc.

Name	Jurisdiction of Incorporation
CEVA Limited	Northern Ireland
CEVA (UK) Limited	Northern Ireland
CEVA Communications Limited	Republic of Ireland
CEVA Design Limited	Republic of Ireland
CEVA Development, Inc.	California
CEVA Holdings B.V.	The Netherlands
CEVA Inc.	Cayman Islands
CEVA Ireland Limited	Republic of Ireland
CEVA D.S.P. Limited	Israel
CEVA Research Limited	Republic of Ireland
CEVA Services Limited	Republic of Ireland
CEVA Software Limited	Republic of Ireland
CEVA Systems LLC	Delaware
Nihon CEVA K.K.	Japan
CEVA Technologies Limited	Republic of Ireland
CEVA DSP Technologies LLC	Delaware
CEVA SARL	France
CEVA Technologies, Inc.	Delaware